Exhibit 5.1
May 4, 2011
Precision Drilling Corporation
4200, 150 — 6th Avenue S.W.
Calgary, Alberta, Canada T2P 3Y7
Ladies and Gentlemen:
     We have acted as United States counsel to Precision Drilling Corporation, a corporation amalgamated under the Business Corporations Act (Alberta) (the “Company”), and to certain subsidiaries of the Company named on Annex I hereto (collectively, the “U.S. Guarantors”) and to certain subsidiaries of the Company named on Annex II hereto (collectively, the “Canadian Guarantors” and together with the U.S. Guarantors, the “Guarantors”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of US$650,000,000 aggregate principal amount of 6.625% Senior Notes due 2020 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of November 17, 2010 (the “Indenture”) among the Company, the Guarantors, The Bank of New York Mellon, as U.S. trustee (the “U.S. Trustee”) and Valiant Trust Company, as Canadian trustee (the “Canadian Trustee”). The Exchange Securities will be offered by the Company in exchange for US$650,000,000 aggregate principal amount of its outstanding 6.625% Senior Notes due 2020.

     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of each of the U.S. Trustee and the Canadian Trustee.
     We have assumed further that (1) the Company and each Canadian Guarantor is validly existing under the law of Alberta, Canada or the law of Canada, as applicable, and have duly authorized, executed and delivered the Indenture in accordance with their respective organizational documents and the law of Alberta, Canada or the law of Canada, as applicable, (2) execution, delivery and performance by the Company and each Canadian Guarantor of the Indenture, the Exchange Securities and the Guarantees do not and will not violate the law of Alberta, Canada, the law of Canada or any applicable other laws (excepting the law of the State of New York and the federal laws of the United States) and (3) execution, delivery and performance by the Company and each Canadian Guarantor of the Indenture, the Exchange

Securities and the Guarantees, do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company and any Canadian Guarantor.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.
     In connection with the provisions of the Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America located in the Borough of Manhattan in The City of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Indenture that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 such court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

     Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the States of Louisiana, Nevada and Texas, we have relied upon the respective opinions of Slattery Marino & Roberts, Jones Vargas and Fulbright & Jaworski L.L.P., each dated the date hereof.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the law of the States of Louisiana, Nevada and Texas.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
Simpson Thacher & Bartlett LLP

Annex I
U.S. Guarantors

Name of Guarantor	Jurisdiction of Incorporation/Formation
DI Energy, Inc.	Texas
DI/Perfensa Inc.	Texas
Grey Wolf International, Inc.	Texas
Grey Wolf Supply Inc.	Texas
Murco Drilling Corporation	Delaware
Precision Completion & Production Services Ltd.	Delaware
Precision Directional Services, Inc.	Texas
Precision Drilling Company LP	Texas
Precision Drilling Holdings Company	Nevada
Precision Drilling, Inc.	Delaware
Precision Drilling LLC	Louisiana
Precision Drilling Oilfield Services Corporation	Texas

Annex II
Canadian Guarantors

Name of Guarantor	Jurisdiction of Incorporation/Formation
Precision Diversified Oilfield Services Corp.	Alberta, Canada
Precision Drilling Canada Limited Partnership	Alberta, Canada
Grey Wolf International Drilling Corporation	Canada
Precision Limited Partnership	Alberta, Canada
Precision Oilfield Personnel Services Ltd.	Alberta, Canada